EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. Announces Q3 Results

NEWINGTON, VA, August 12, 2004 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced revenues and earnings for its third quarter ended June 30, 2004.

Revenues for the three months ended June 30, 2004 increased $4,180,000 or 31.9% to $17,280,000 compared to $13,100,000 for the prior year quarter. Revenues for the nine months ended June 30, 2004 increased $6,288,000 or 16.7% to $43,964,000, compared to $37,676,000 for the prior year period.

Net income for the three months ended June 30, 2004 was $1,510,000, or $0.22 per diluted share, an increase of 42.7% compared to $1,058,000 or $0.16 per diluted share for the prior year quarter. For the nine months ended June 30, 2004 net income increased to $3,414,000, or $0.51 per diluted share, an increase of 15.8% compared to the prior year period of $2,949,000, or $.48 per diluted share.

S. Kent Rockwell, Chairman and CEO of Sensytech, Inc., stated, “Our third quarter results are in line with our planning and meet our performance expectations. We closed several large orders during the quarter which totaled $30.6 million in new funded backlog. This strong order activity moves the company into a greater than one to one book to bill ratio on a trailing twelve month (TTM) basis. We are beginning to see the predicted productivity improvement from our decision to move the plant from New Jersey to Pennsylvania.”

Mr. Rockwell further stated, “The Argon Engineering merger is proceeding well and within the defined schedule of events recognized by both Sensytech and Argon. The identified benefits of combining the two companies are becoming further refined in joint new business opportunity activities. Once we have responded to the SEC’s comments on our prior S-4 submission, a revised S-4 incorporating Sensytech’s third quarter results and Argon’s third quarter results will be filed with the SEC and available to our shareholders and interested parties shortly thereafter on the SEC’s EDGAR system.”

Financial Highlights

•	Revenues for the third quarter increased 31.9% over the prior year quarter to $17,280,000

•	Revenues for the nine month period increased 16.7% over the prior year period to $43,964,000

•	Net Income for the third quarter of $1,510,000, or $0.22 per diluted share, up $.06 per diluted share, from the prior year quarter

•	Net Income for the nine months period of $3,414,000, or $0.51 per diluted share, up $.03 per diluted share, from the prior year period

•	Funded Backlog for the third quarter was $38,033,000, an increase of 5.9% from the prior year quarter funded backlog of $35,898,000

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	September 30, 2003
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$11,130,000	$13,445,000
Accounts receivable, net	11,419,000	15,916,000
Unbilled contract costs, net	15,919,000	8,486,000
Inventories	1,253,000	1,690,000
Prepaid income taxes	358,000	—
Deferred income taxes	602,000	793,000
Other current assets	807,000	328,000

TOTAL CURRENT ASSETS	41,488,000	40,658,000
PROPERTY AND EQUIPMENT, NET	5,934,000	3,350,000
OTHER ASSETS
Deferred income taxes	196,000	224,000
Intangibles, net	58,000	133,000
Goodwill	2,163,000	—
Other assets	199,000	73,000

TOTAL ASSETS	$50,038,000	$44,438,000

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Accounts payable	$4,315,000	$3,780,000
Accrued salaries, benefits, and related expenses	2,605,000	2,628,000
Other accrued expenses	977,000	862,000
Billings in excess of costs	749,000	1,172,000
Income taxes payable	—	63,000

TOTAL CURRENT LIABILITIES	8,646,000	8,505,000
STOCKHOLDERS’ EQUITY
Common Stock	68,000	66,000
Additional paid-in capital	27,215,000	25,172,000
Treasury stock, at cost	(534,000)	(534,000)
Retained earnings	14,643,000	11,229,000

TOTAL STOCKHOLDERS’ EQUITY	41,392,000	35,933,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,038,000	$44,438,000

SENSYTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
REVENUES
Contract revenues	$17,280,000	$13,100,000	$43,964,000	$37,676,000

COSTS AND EXPENSES
Cost of revenues	12,629,000	9,704,000	31,984,000	28,443,000
General and administrative expenses	2,215,000	1,645,000	6,439,000	4,267,000

Total cost and expenses	14,844,000	11,349,000	38,423,000	32,710,000

INCOME FROM OPERATIONS	2,436,000	1,751,000	5,541,000	4,966,000
OTHER INCOME (EXPENSES)
Interest income	18,000	36,000	60,000	79,000
Interest expense	(5,000)	(1,000)	(5,000)	(49,000)
Other income (expenses), net	4,000	5,000	11,000	2,000

INCOME BEFORE INCOME TAXES	2,453,000	1,791,000	5,607,000	4,998,000
INCOME TAX PROVISION	(943,000)	(733,000)	(2,193,000)	(2,049,000)

NET INCOME	$1,510,000	$1,058,000	$3,414,000	$2,949,000

PER SHARE AMOUNT
Basic earnings per share	$0.23	$0.16	$0.52	$0.49
Diluted earnings per share	$0.22	$0.16	$0.51	$0.48
WEIGHTED AVERAGE SHARES OUTSTANDING Basic average shares outstanding	6,615,057	6,457,086	6,549,201	5,975,103
Diluted average shares outstanding	6,804,957	6,617,393	6,722,154	6,116,574

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
don.fultz@sensytech.com
URL: www.sensytech.com